Exhibit 99.1

JP Morgan Chase to Reduce Quarterly Dividend to $0.05 per Share - Retaining $5 Billion in Additional Capital per Year

First Quarter Financial Performance Quarter-To-Date is Solidly Profitable; Company Positioned Well for the Future

Dividend Action is being taken as a Precautionary Step to Maximize Capital and Operational Flexibility and to Protect Fortress Balance Sheet Even if Conditions Worsen Significantly

New York - February 23, 2009 -- JPMorgan Chase today announced that the Board of Directors has reduced the company's quarterly common stock dividend from $0.38 to $0.05 per share, effective for the dividend payable April 30, 2009, to shareholders of record on April 6, 2009. The Board anticipates maintaining this level for the time being. This action will enable the company to retain an additional $5 billion in common equity per year.

First-quarter 2009 financial performance quarter-to-date is solidly profitable even after significant additions to reserves, and the outlook for the quarter is roughly in line with analyst expectations.

"While we recognize our tremendous obligation to shareholders to maintain dividend levels, we also understand that extraordinary times require extraordinary measures. Our action today is being done as a strong precautionary measure to help ensure that our fortress balance sheet remains intact - even if conditions worsen significantly. As always, our highest obligation during an economic crisis is to keep our company and franchise healthy, vibrant and strong for the future," said Jamie Dimon, Chief Executive Officer.

"While our performance and capital are already strong, today's action provides us with maximum flexibility to protect our company in a more highly stressed environment and to continue to build and invest in our market-leading businesses. Today's capital action is not directly related to TARP. Our reason for accepting TARP capital still holds - namely to help stabilize the banking system and economy. The decision to retain additional common equity does, however, help position our company to repay TARP as soon as is prudent - and still maintain a strong capital position. Our repayment of TARP will ultimately be worked out in consultation with the U.S. Treasury and other regulators, and in consideration of the best interests of the banking system overall," Dimon added.

The company said it hopes to return to a more normalized dividend payout ratio as soon as feasible after the environment has stabilized.

JPMorgan Chase & Co. will host a conference call today, Monday, February 23, 2009 at 5:00 p.m. (Eastern Time). The general public can access the conference call by dialing the following numbers: (866) 541-2724 or (877) 368-8360 in the U.S. and Canada; (706) 634-7246 for international callers. Please dial in 10 minutes prior to the start of call. The live audio webcast and presentation slides will be available on http://investor.shareholder.com/jpmorganchase under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately 8:00 p.m. on February 23, 2009 through midnight, Tuesday, March 10, 2009 by telephone at (800) 642-1687 in the U.S. and Canada or (706) 645-9291 for international callers; conference ID: 87249843. The replay will also be available via webcast on http://investor.shareholder.com/jpmorganchase/ under Investor Relations, Investor Presentations.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.2 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at on www.jpmorganchase.com.